BOSTON PRIVATE
WEALTH ▪ TRUST ▪ PRIVATE BANKING

bostonprivate.com

QUARTERLY STATEMENT OF FINANCIAL CONDITION

THIRD QUARTER 2017

AS OF SEPTEMBER 30, 2017

The financial highlights and condensed balance sheet below demonstrate the overall financial strength of the company.

As part of an independent third-party assessment of Boston Private Bank & Trust Company, IDC Financial Publishing, Inc. (IDC), a bank rating agency, has been rating the safety and soundness of banks since 1985. Every quarter, IDC calculates a one-number rank for over 13,000 financial institutions, using 24 key financial ratios. Bank safety ratings fall into one of six categories: Superior, Excellent, Average, Below Average, Lowest Ratios, and Rank of One.

As of June 30, 2017, Boston Private Bank & Trust Company's safety and soundness was ranked "Superior" according to IDC Financial Publishing.

FINANCIAL HIGHLIGHTS (ALL AS OF 09/30/2017)

- **Capital Base:** Capital ratios in excess of levels banking regulators consider to be well-capitalized.
- **Asset Quality:** Low levels of problem loans due to our underwriting standards.
- **Liquidity Profile:** $2.2 billion of cash, high-quality unpledged investment securities, and borrowing capacity from the Federal Home Loan Bank.
- Total Deposits of **$6.3 billion**
- Total Loans of **$6.4 billion**
- Total Assets Under Management of **$7.7 billion**

CAPITAL BASE (AS OF 09/30/2017)



14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
13.24%
10.0%
11.98%
8.0%
11.98%
6.5%
8.71%
5.0%
Total Risk-Based
Tier 1 Risk-Based
Common Equity Tier 1
Tier 1 Leverage

CAPITAL	09/30/2017
Total Risk-Based	13.24%
Tier 1 Risk-Based	11.98%
Common Equity Tier 1	11.98%
Tier 1 Leverage	8.71%

Well-Capitalized

Boston Private Bank & Trust Company

Boston Private Bank & Trust Company does not have a rating from a nationally recognized statistical rating organization, such as Moody's, S&P or Fitch, because it is a wholly owned subsidiary of Boston Private Financial Holdings, Inc.

CONDENSED BALANCE SHEET ($ IN THOUSANDS)

ASSETS	09/30/2017
CASH & INVESTMENTS	**$1,359,141**
LOANS	
Loans held for sale	1,957
Commercial & Construction	3,531,056
Residential Mortgage	2,600,788
Home Equity and Consumer	281,357
Total Loans	6,413,201
Less: Allowance for loan losses	(74,873)
Net Loans	**6,338,328**
OTHER ASSETS	**406,981**
TOTAL ASSETS	**$8,106,407**

LIABILITIES & SHAREHOLDER'S EQUITY	09/30/2017
DEPOSITS	
Demand Deposits	$1,890,546
NOW	600,228
Savings & Money Market	3,134,951
Certificate of Deposit	713,487
Total Deposits	**6,339,212**
BORROWINGS	**942,676**
OTHER LIABILITIES	**86,279**
TOTAL LIABILITIES	**7,368,185**
SHAREHOLDER'S EQUITY	**738,222**
TOTAL LIABILITIES AND EQUITY	**$8,106,407**

ABOUT BOSTON PRIVATE

Boston Private is a leading wealth management, trust, and private banking company with a national presence. Headquartered in Boston, we serve clients from our offices located in the major markets of Boston, San Francisco, San Jose, Los Angeles and Palm Beach.

We're committed to building a trusted relationship with each client and have the broad expertise to create comprehensive, custom solutions for their personal and business needs that are often interconnected.

As wealth creators, our clients value having one trusted resource that can help them address all of their wealth management, trust, and private banking needs.


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CUSTOMIZED SOLUTIONS
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BOSTON PRIVATE
WEALTH • TRUST • PRIVATE BANKING

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